September 23, 2015

Meyers Capital Investments Trust

2695 Sandover Road

Columbus, OH 43220

Re:  Meyers Capital Investments Trust, File Nos. 333-149195 and 811-22180

Dear Sir/Madam:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Meyers Capital Investments Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

700459.46